EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> CATERPILLAR FINANCIAL SERVICES CORPORATION

CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No. 333-59540

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO. 210 Trade Date: 08/15/02

(To Prospectus Supplement & Prospectus dated

June 1, 2001) Issue Date: 08/20/02

The Date of this Pricing Supplement August 16, 2002

SUBJECT TO REDEMPTION OR REPAYMENT

CUSIP Date and terms of redemption or

or Stated Interest repayment (including any

Common Interest Price to Discounts & Payment Survivors applicable regular or special

Code Rate (1) Maturity Public (2) Commissions Frequency Option Yes/No record dates)

14911QJT9 4.405% 08/15/08 100% 1.00% Semi-Annually YES NO

Principal 1st Payment Day

Amount Proceeds Dealer Date Count

$4,616,000.00 $4,569,840.00 ABN AMRO Inc. 02/15/03 30/360

Original Issue Discount Note: Total Amount of OID:

____ Yes X No N/A

  The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $676.877 mm principal amount of the PowerNotes (SM) were sold at interest rates then in effect. Subsequent offerings of PowerNotes (SM) will be made under a Prospectus Supplement and Prospectus dated June 1, 2001.

  Additionally, the total principal amount of PowerNotes(SM) offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement and Prospectus dated June 1, 2001 has been increased from $500.0mm to $750.0mm. $250.0mm principal amount of debt securities registered pursuant to Registration Statement No. 333-59540 originally offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement dated June 15, 2001 and related Prospectus dated May 25, 2001 are being offered as PowerNotes(SM) by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement and Prospectus dated June 1, 2001.

  Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.